EXHIBIT 99.1

Interim Data from Low Dose Oral Proellex(R) Study Supports Repros' Belief of a Return to Phase III in 2012

THE WOODLANDS, Texas, Sept. 7, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported results from the lowest three doses of its ongoing Phase II study of oral Proellex assessing the drug's ability to stop menses while not affecting liver function. The rigorously designed study evaluates the impact of the drug on menstrual events, the primary efficacy measure, as well as liver function, the primary safety assessment.

To date, daily oral doses of 1, 3 and 6 mg have been completed. Up to 12 subjects per group made weekly visits during a multiple week run-in period and a 10 week dosing period. At each visit during the dosing period, trough blood level samples were obtained to determine levels of Proellex in the blood. At both the 3 and 6mg dosage, all women that exhibited trough levels of the drug during the at home portion of the study stopped menstruation. Repros believes the 6mg dose will provide for robust efficacy and a significant margin of safety compared to the highest dose tested in previous studies, 50mg. At the baseline and end of study in clinic visits, all women exhibited consistent maximum combined concentrations of the parent molecule and primary metabolite as well as overall exposure for a given dose. Measuring trough blood level samples was also useful in determining whether women were compliant with the dosing schedule.

Rigorous assessment of liver function was also conducted throughout the study, comparing changes in liver function via weekly assessments over the course of the dosing period to weekly assessments during the run-in period. No elevations of liver enzymes, different from the baseline period, were seen at any of the first three doses tested. Also, no dose dependent elevations have been detected.

The Company is currently completing the 9mg dosing group and will commence dosing of the highest strength, 12mg, following outside drug safety monitoring reviews of liver function findings. As with the first three doses, there have been no safety concerns detected to date in the 9mg dose group. The company expects to commence dosing the 12mg formulation later this month.

Repros believes this study will be completed before year end 2011 and will report overall results at that time. The Company plans to request an end of Phase II study with the U.S. Food and Drug Administration (FDA). Given a successful outcome, Repros expects to resume Phase III studies after that meeting.

The first action of an anti-progestin, such as Proellex, is to suppress menses, resulting in women exhibiting a hormonal pattern consistent with the early follicular phase of the cycle, the phase before ovulation occurs. Women on an effective dose of Proellex typically stop menstruating. The Company has shown in several studies of both uterine fibroids and endometriosis that this effect bears directly on the symptoms of these conditions, such as excessive menstrual bleeding and menstrual pain.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer